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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------
                                    FORM 10-Q
                          ----------------------------


(Mark One)
 X   Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934

For the period ended December 31, 2000

                                       OR

     Transition report pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934


Commission File Number: 0-15245

                         ELECTRONIC CLEARING HOUSE, INC.
             (Exact name of registrant as specified in its charter)


          Nevada                                       93-0946274
     (State or other jurisdiction of                   (I.R.S. Employer
      incorporation or organization)                   Identification No.)


                              28001 Dorothy Drive,
                      Agoura Hills, California 91301
                   (Address of principal executive offices)

                         Telephone Number (818) 706-8999
                                www.echo-inc.com
     (Registrant's telephone number, including area code; web site address)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days:

                    Yes   X                       No


     As of February 5, 2001, there were 21,730,934 shares of the Registrant's
Common Stock outstanding.





                         ELECTRONIC CLEARING HOUSE, INC.


                                      INDEX


                                                                      Page No.

                         PART I.  FINANCIAL INFORMATION


Item 1.        Consolidated Financial Statements:



               Consolidated Balance Sheets                             3
                 December 31, 2000 (unaudited) and
                 September 30, 2000

               Consolidated Statements of Operations                   4
                 Three months ended December 31,
                 2000 and 1999 (unaudited)

               Consolidated Statements of Cash Flows                   5
                 Three months ended December 31, 2000
                 and 1999 (unaudited)

               Notes to Consolidated Financial Statements
                 (unaudited)                                           6

Item 2.        Management's Discussion and Analysis of                 8
               Financial Condition and Results of
               Operations



                           PART II.  OTHER INFORMATION


Item 6.        Exhibits and Reports on Form 8-K                        11

               Signatures                                              12


PART I.  FINANCIAL INFORMATION
ITEM 1.  Consolidated Financial Statements


                         ELECTRONIC CLEARING HOUSE, INC.

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                   December 31,   September 30,
                                                       2000             2000
                                                    (Unaudited)

Current assets:
   Cash and cash equivalents . . . . . . . . . .  $ 4,250,000  $ 3,941,000
   Restricted cash . . . . . . . . . . . . . . .      810,000    1,017,000
   Accounts receivable less allowance
    of $506,000 and $380,000 . . . . . . . . . .    1,526,000    1,911,000
   Inventory less allowance
    of $6,000 and $3,000 . . . . . . . . . . . .      641,000      594,000
   Prepaid expenses and other assets . . . . . .      130,000      132,000

          Total current assets . . . . . . . . .    7,357,000    7,595,000

Noncurrent assets:
   Long term receivables . . . . . . . . . . . .       18,000       19,000
   Property and equipment, net . . . . . . . . .    3,077,000    2,949,000
   Real estate held for investment, net  . . . .      252,000      252,000
   Deferred tax asset. . . . . . . . . . . . . .    1,152,000    1,214,000
   Other assets, net . . . . . . . . . . . . . .      410,000      411,000
   Goodwill, net . . . . . . . . . . . . . . . .    4,472,000       4,573,000

          Total assets . . . . . . . . . . . . .  $16,738,000  $17,013,000



                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
   Short-term borrowings and current
    portion of long-term debt  . . . . . . . . .   $  180,000   $  177,000
   Accounts payable  . . . . . . . . . . . . . .      355,000      290,000
   Accrued expenses. . . . . . . . . . . . . . .      727,000    1,046,000
   Deferred income . . . . . . . . . . . . . . .       52,000       53,000

          Total current liabilities. . . . . . .    1,314,000    1,566,000

Long-term debt . . . . . . . . . . . . . . . . .      722,000      767,000

          Total liabilities. . . . . . . . . . .          2,036,000  2,333,000


Stockholders' equity:
   Convertible preferred stock, $.01
    par value, 5,000,000 shares authorized;
   Series "K", 25,000 and 25,000 shares
    issued and outstanding . . . . . . . . . . .         -0-          -0-
   Common stock, $.01 par value,
    36,000,000 authorized;
    21,888,036 and 21,888,036 shares issued;
    21,730,934 and 21,730,934 shares outstanding. . . . .219,000   219,000
   Additional paid-in capital. . . . . . . . . .   20,474,000   20,474,000
   Accumulated deficit . . . . . . . . . . . . .   (5,522,000)  (5,544,000)
   Less treasury stock at cost, 157,212 and
    157,212 common shares. . . . . . . . . . . .     (469,000)    (469,000)

          Total stockholders' equity . . . . . .   14,702,000   14,680,000

       Total liabilities and stockholders' equity $16,738,000  $17,013,000


          See accompanying notes to consolidated financial statements.






                         ELECTRONIC CLEARING HOUSE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                         Three Months
                                                      Ended December 31,
                                                       2000         1999
                                                          (Unaudited)
Revenues:
   Processing revenue. . . . . . . . . . . . .      $3,588,000   $3,635,000
   Transaction revenue . . . . . . . . . . . .       3,192,000    2,462,000
   Terminal sales  . . . . . . . . . . . . . .          98,000      108,000
   Other revenue . . . . . . . . . . . . . . .         101,000          -0-

                                                     6,979,000    6,205,000

Costs and expenses:
   Processing and transaction expense  . . . .       4,617,000    4,361,000
   Cost of terminals sold  . . . . . . . . . .          96,000       95,000
   Other operating costs   . . . . . . . . . .         856,000      731,000
   Selling, general and administrative expenses      1,245,000    1,022,000
   Amortization expense - acquisitions . . . .         102,000       52,000


                                   . . . . . .       6,916,000    6,261,000

Income (loss) from operations. . . . . . . . .          63,000      (56,000)


Interest income. . . . . . . . . . . . . . . .          63,000       71,000
Interest expense . . . . . . . . . . . . . . .         (22,000)     (19,000)


Income (loss) before provision for income tax.         104,000       (4,000)


Provision for income taxes . . . . . . . . . .         (82,000)     (15,000)

Net income (loss)  . . . . . . . . . . . . . .      $   22,000   $  (19,000)


   Earnings per share - Basic    . . . . . . .       $    0.00     $   0.00

   Earnings per share - Diluted. . . . . . . .       $    0.00     $   0.00

   Shares used in computing basic
   earnings per share. . . . . . . . . . . . .      21,730,934   19,970,115

   Shares used in computing diluted
   earnings per share. . . . . . . . . . . . .      22,517,301   19,970,115



          See accompanying notes to consolidated financial statements.







                         ELECTRONIC CLEARING HOUSE, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                               Three Months
                                                            Ended December 31,
                                                            2000         1999
                                                                (unaudited)


Cash flows from operating activities:
   Net income (loss)   . . . . . . . . . . . . . . . .$   22,000   $ (19,000)
   Adjustments to reconcile net income (loss)
    to net cash provided by operating activities:
   Depreciation  . . . . . . . . . . . . . . . . . . .   114,000      79,000
   Amortization. . . . . . . . . . . . . . . . . . . .   190,000      98,000
   Provisions for losses on accounts and
    notes receivable . . . . . . . . . . . . . . . . .   157,000      54,000
   Provision for obsolete inventory. . . . . . . . . .     3,000        -0-
   Provision for deferred income taxes . . . . . . . .    62,000       7,000
Changes in assets and liabilities, net of
effects of acquisitions:
   Restricted cash . . . . . . . . . . . . . . . . . .   207,000      26,000
   Accounts receivable . . . . . . . . . . . . . . . .   228,000     116,000
   Inventory . . . . . . . . . . . . . . . . . . . . .   (50,000)    (27,000)
   Prepaid expenses and other current assets . . . . .     2,000     (92,000)
   Accounts payable  . . . . . . . . . . . . . . . . .    65,000     108,000
   Accrued expenses. . . . . . . . . . . . . . . . . .  (319,000)    (17,000)


   Net cash provided by operating activities . . . . .   681,000     333,000

Cash flows from investing activities:
   Other assets. . . . . . . . . . . . . . . . . . . .    (9,000)    (43,000)
   Purchase of equipment and software. . . . . . . . .  (321,000)   (561,000)
   Increase in notes receivable  . . . . . . . . . . .      -0-   (1,047,000)
   Cash acquired through acquisition . . . . . . . . .      -0-        4,000

   Net cash used in investing activities . . . . . . .  (330,000) (1,647,000)

Cash flows from financing activities:
   Repayment of notes payable. . . . . . . . . . . . .   (42,000)    (29,000)
   Proceeds from common stock warrants exercised . . .      -0-      140,000
   Proceeds from exercise of stock options . . . . . .      -0-       73,000

   Net cash (used in) provided by
    financing activities . . . . . . . . . . . . . . .   (42,000)    184,000

Net increase (decrease) in cash. . . . . . . . . . . .   309,000  (1,130,000)
Cash and cash equivalents at beginning of period . . . 3,941,000   2,900,000

Cash and cash equivalents at end of period . . . . . .$4,250,000  $1,770,000



          See accompanying notes to consolidated financial statements.






                         ELECTRONIC CLEARING HOUSE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1 - Basis of presentation:

     The accompanying consolidated financial statements as of December 31, 2000, and for the three-month period then ended are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and the results of operations for the interim period. The consolidated financial statements herein should be read in conjunction with the consolidated financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in the Company's Annual Report to Stockholders incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000. The results of operations for the three months ended December 31, 2000 are not necessarily indicative of the likely results for the entire fiscal year ending September 30, 2001.

NOTE 2 - Earnings (loss) per share:

     The Company calculates net earnings (loss) per share as required by Statement of Financial Accounting Standard No. 128, "Earnings per Share".






                                              Three months ended December 31,
                                                    2000          1999


     Net income (loss)                            $ 22,000      $ (19,000)

     Shares:
      Denominator for basic earnings per share -
       weighted-average shares outstanding      21,730,934     19,970,115

     Effect of dilutive securities:
      Employee stock options                       686,367            -0-
      Warrants                                         -0-            -0-
      Series K Convertible Preferred Stock         100,000            -0-
      Series L Convertible Preferred Stock             -0-            -0-

     Dilutive potential common shares              786,367            -0-

     Denominator for diluted earnings per
      share - adjusted weighted-average
      shares and assumed conversions            22,517,301     19,970,115

     Basic earnings (loss) per share                 $0.00          $0.00
     Diluted earnings (loss) per share               $0.00          $0.00



Dilutive common stock equivalents have been excluded from the calculation of diluted loss per share for the three months ended December 31, 1999, as their inclusion would be anti-dilutive to the loss per share calculation.


NOTE 3 - Non-cash transactions:

     There were no significant non-cash transactions for the three months ended December 31, 2000.

     Significant non-cash transaction for the three months ended December 31, 1999 were as follows:

     - In connection with the acquisition of Peak Check Services, a collection division of XPRESSCHEX, Inc. (formerly Magic Software
          Development, Inc.), the Company issued 20,000 shares of common stock with a market value of $22,000.


NOTE 4 - Inventory:

     The components of inventory are as follows:



                                     December 31,   September 30,
                                         2000           2000


     Raw materials                     $123,000      $ 98,000
     Finished goods                     524,000       499,000

                                        647,000       597,000
     Less:
      Allowance for obsolescence          6,000         3,000

                                       $641,000      $594,000



NOTE 5 - Segment Information:

     The Company currently operates in three business segments: Bankcard and transaction processing, terminal sales and leasing, and check-related products, all of which are located in the United States.

     The Company's reportable operating segments have been determined in accordance with the Company's internal management structure, which is organized based on operating activities.


                                              For the Three Months
                                               Ended December 31,
                                              2000           1999

Revenues:
  Bankcard and transaction processing     $6,059,000      $5,876,000
  Terminal sales                              98,000         108,000
  Check-related products                     822,000         221,000
                                          $6,979,000      $6,205,000

Operating income (loss):
  Bankcard and transaction processing      $ 274,000        $338,000
  Terminal sales                             (87,000)        (87,000)
  Check-related products                    (124,000)       (307,000)
                                           $  63,000        $(56,000)





ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion of the financial condition and results of operations of Electronic Clearing House, Inc. ("ECHO" or the "Company") should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein. This discussion contains forward-looking statements, including statements regarding the Company's strategy, financial performance and revenue sources, which involve risks and uncertainties. The
Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth elsewhere herein.


Three Months Ended December 31, 2000 and 1999

Net Income.    Electronic Clearing House, Inc. recorded a net income of
$22,000 for the first quarter of fiscal year 2001 as compared to a net loss of
$19,000 in the same period last year.  Net income before tax provision was
$104,000 for the current quarter as compared to a loss of $4,000 for the same period last year. Both basic and diluted net income per share was $.00 for the three months ended December 31, 2000, the same for both basic and diluted earnings per share of $.00 for the three months ended December 31, 1999.

Revenue. Total revenue for this quarter was $6,979,000, compared to $6,205,000 for the same period last year, an increase of 12.5%.

Revenues derived from the electronic processing of transactions are recognized at the time the transactions are processed by the merchant. Bankcard processing and transaction revenue excluding check-related activities increased 1.4%, from $5,876,000 in first fiscal quarter 2000 to $5,958,000 for this current fiscal quarter. This increase was the result of a slight increase in bankcard processing volume year-over-year, and partially offset by the sale of the innoVentry bankcard processing joint venture in September 2000.

The Company's check related business segment continues to grow at a much higher rate than the bankcard business segment. Check related revenues increased from $221,000 for the three months ended December 31, 1999 to $822,000 for the three months ended December 31, 2000, a 272.0% increase. This was mainly attributable to the acquisition of Rocky Mountain Retail Systems
(RMRS), which was completed in January 2000.

Additionally, the Company has fully integrated the check services, such as check verification, check conversion, debit and credit card transactions through a Verifone terminal platform. This is one of the first terminal applications available in the market today that includes check conversion and captures check images with a scanner. The new terminal and its applications will be offered to all merchants and marketed through the Company's various sales channels.

Transaction revenues generated from one of our major customers, U-Haul
International, increased 16.2% over the same period in prior year as a result of the additional terminal deployment during fiscal year 2000.

Total processing and transaction revenue for this quarter increased 11.2%, from $6,097,000 in fiscal 2000 to $6,780,000 in fiscal 2001.

Revenue related to terminal sales is recognized when the equipment is shipped.
Terminal sales for the three months ended December 31, 2000 were $98,000, which represented a 9.3% decrease from $108,000 for the same fiscal quarter last year. This reflects the Company's sales effort in the transaction business and not terminal sales.

Other revenue increased from $0 in the prior year quarter 2000 to $101,000 in this fiscal quarter as a result of some billable software development work completed during the current quarter.

In December 2000, the Company signed an agreement with VISA, U.S.A. to participate in a check processing pilot program as a "Third Party Provider".
Under the pilot, any one of over 14,000 VISA member banks who choose to participate ("Participating Member") can offer check conversion (converting a paper check to an electronic transaction at the point of sale), check conversion with check verification and/or check conversion with check guarantee to their merchants and utilize VISA's dedicated communications network and banking relationships to clear check activity using direct debits from the check writer's account.

Conversion requests for checks drawn on Participating Members go from VISA directly to the Participating Member bank, which responds based on the check writer's current checking account balance. Conversion requests for checks drawn on other banks go to the Company as the Third Party Provider to conduct check conversion and funds settlement using the Automated Clearing House (ACH) network. ACH-based conversions take advantage of the National Check
Information Service (NCIS) verification system, developed and operated by the Company's Rocky Mountain Retail Systems subsidiary, accessing its database of over 12 million negative check writers. Funds settle through the fully automated ACH service developed and operated by XPRESSCHEX, the Company's check processing subsidiary located in Albuquerque, New Mexico.

Several banks have chosen to participate with the Company in the VISA pilot program and the Company is currently finalizing the transaction delivery processes for these early participants with initial release of the service planned for the second quarter of calendar 2001. VISA estimates the new check service annual volume will approach 265,000,000 transactions within five years.

Cost and Expenses.    Bankcard processing expenses should always reflect the
changes in processing revenue.  A majority of the Company's bankcard processing expenses are fixed as a percentage of each transaction amount, with the remaining costs being based on a fixed rate applied to the transactions processed.  Processing-related expenses, consisting of bankcard processing expense, transaction and check processing expense, increased from $4,361,000 in the first fiscal quarter of 2000 to $4,617,000 in the current fiscal quarter, a 5.9% increase.  This was reflective of the 11.2% increase in processing and transaction revenues for the current fiscal quarter.  Gross margins from processing and transaction revenue increased from 28.5% in the first fiscal quarter 2000 to 31.9% in the current fiscal quarter.  Since check related products normally yield a higher gross margin than the bankcard processing activities, as the Company's check related revenue continues to grow, the gross margins should continue to improve accordingly.

Cost of terminals sold and leased remained relatively constant, from $95,000 for the quarter ended December 31, 1999 to $96,000 in the current fiscal quarter.

Other operating costs increased from $731,000 in the first fiscal quarter 2000 to $856,000 in this fiscal quarter, a 17.1% increase. This increase was mainly attributable to the RMRS acquisition and the increased operating expenses related to the 12.5% revenue growth.

Selling and general and administrative expenses for the quarter increased
21.8%, from  $1,022,000 fiscal 2000 to $1,245,000 in fiscal 2001. This increase is directly attributable to the RMRS acquisition and the additional infrastructure costs to support the growth of the Company. As a percentage of total revenue, selling, general and administrative expenses increased from 16.5% in the first fiscal quarter 2000 to 17.8% for the current quarter.

The Company filed an application to start an Internet-based bank with the Office of the Controller of the Currency (OCC) in December 1999 and also filed an application with the Federal Deposit Insurance Corporation (FDIC) in January 2000. The bank would provide services exclusively to merchants and is, therefore, being considered a "special purpose" bank by both the OCC and the FDIC. The Company was advised that both the OCC and the FDIC have referred the bank applications to their respective Washington D.C. offices where special purpose banks receive final review. Management believes that the Company should receive a response from the central office of the OCC and the FDIC at any time. Even though management is encouraged by the feedback received from the OCC and the FDIC thus far, there can be no assurance that these applications will be approved. If the OCC and the FDIC approvals are obtained, the Company will immediately file with the Federal Reserve Bank to become a bank holding company, a process estimated to take at least 60 days.


LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2000, the Company had available cash of $4,250,000, restricted cash of $810,000 in reserve with its primary processing banks and a working capital of $6,043,000.

Net cash provided by operating activities increased from $333,000 for the prior year quarter ended December 31, 1999 to $681,000. Accounts receivable net of allowance for doubtful accounts decreased from $1,911,000 at September
30, 2000 to $1,526,000. Inventory costs increased slightly, from $594,000 at September 30, 2000 to $641,000 at December 31, 2000. Net cash used in investing activities was $330,000 for the current quarter primarily from equipment and software purchases. Net cash used in financing activities was $42,000 for the current quarter from repayment of notes payable.

At the present, the Company's cash flows from operations are sufficient to support the current level of development costs and marketing costs to rollout the new check services to the merchant market.

However, once the OCC and the FDIC approve the bank application, the Company will need to seek additional funding to satisfy the anticipated capital requirements for the bank. There is no assurance that the funding will be obtained based on terms that are acceptable to the Company.

PART II.  OTHER INFORMATION

Item 5.  Other Information

On January 5, 2001, the Company received a notification letter from Nasdaq advising that the Company's common stock has failed to maintain a minimum bid price of $1.00 over the last 30 consecutive trading days required for continued inclusion in The Nasdaq SmallCap Market under Marketplace Rule
4310(c)(4)(the "Rule").  Therefore, in accordance with Marketplace Rule 4310
(c)(8)(B), the Company will be provided 90 calendar days, or until April 5, 2001, to regain compliance with this Rule. If at any time before April 5, 2001, the closing bid price of the Company's common stock is at least $1.00 for a minimum of 10 consecutive trading days, Nasdaq will determine if the Company complies with the Rule. However, if the Company is unable to demonstrate compliance with the Rule on or before April 5, 2001, Nasdaq will provide the Company with written notification that its securities will be subject to delisting. At that time, the Company may appeal the decision to a Nasdaq Listing Qualifications Panel. There can be no assurance of a successful appeal.

Management is aware of the consequences of being delisted from Nasdaq.
However, there is no assurance that the conditions of the securities markets or the Company's business results or prospects will permit the trading price of the Company's common stock to qualify for continued inclusion in the Nasdaq
SmallCap Market within the prescribed time frame.


Item 6.  Exhibits and Reports on Form 8-K

None.


The following report on Form 8-K was filed during the quarter ended December
31, 2000:

Date of Filing            Item Reported

October 18, 2000    Lawsuit filed by the Company against First Charter Bank
                    (FCB) due to FCB's failure to honor the terms of its
                    processing agreement on October 11, 2000.  The Company
                    terminated this agreement with FCB.






                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               ELECTRONIC CLEARING HOUSE, INC.
                                   (Registrant)



Date: February 13, 2001            By: \s\Alice Cheung
                                      Alice Cheung, Treasurer and
                                        Chief Financial Officer

